Exhibit 99.1

Alanna McCargo Named President and Chief Executive Officer of the Federal Home Loan Bank of San Francisco

McCargo Brings Decades of Experience in Housing Finance, Community Development, and Financial Services

SAN FRANCISCO –Wednesday, May 8, 2024 – FHLBank San Francisco (Bank) today announced that its board of directors has named Alanna McCargo as the Bank’s next president and chief executive officer. McCargo was most recently the President of the Government National Mortgage Association (Ginnie Mae), a federal government corporation that connects the United States housing market to capital markets, providing low-cost financing for federal housing programs through the U.S. Department of Veterans Affairs, the U.S. Department of Housing and Urban Development’s Federal Housing Administration and Office of Public and Indian Housing, and the U.S. Department of Agriculture’s Rural Housing Service. McCargo made history as the first woman and first woman of color appointed to lead Ginnie Mae.

“We are very excited that Alanna is joining the Bank at this pivotal moment in time for us and our industry,” said Dan Siciliano, chair of the Bank’s board of directors. “Alanna is the type of transformative leader we need to continue the innovative and impactful programs the Bank has been delivering under the leadership of Teresa Bryce Bazemore, our current president and CEO. Alanna brings a wealth of hands-on experience from both the private and public sectors. Throughout her career she has demonstrated a passion for advancing national policy directed at solving this country’s affordable housing issues. She has been a strong advocate for closing both the racial homeownership and wealth gaps and has a deep understanding of the irreplaceable role the FHLBank System plays in maintaining the economic health of our financial system and strengthening the communities we serve.”

McCargo is a pioneer in the financial services industry with a distinguished career. Prior to her position as President of Ginnie Mae – to which she was nominated by President Joe Biden and confirmed by the U.S. Senate with bipartisan support – she served as senior advisor for housing finance at the Department of Housing and Urban Development under former Secretary Marcia Fudge and was vice president of the Housing Finance Policy Center at the Urban Institute. McCargo previously held leadership positions at CoreLogic, JP Morgan Chase, and Fannie Mae.

“I am looking forward to joining the team at the Federal Home Loan Bank of San Francisco and leading the critical work of providing reliable access to liquidity to Bank members and fulfilling the public mission to support affordable housing and deepen community investment,” said McCargo. “The role of the FHLBanks is essential to our financial system and contributes to the economic strength and stability of communities in our nation. Throughout my career, I’ve driven efforts to improve housing affordability and economic opportunity while managing the risks and the complexities of our housing finance system. I am excited to bring a new perspective to the Bank and, alongside my colleagues in the FHLBank System, work to solve the persistent housing challenges impacting the country. Together we’ll strengthen the value the Bank brings in meeting the liquidity demands of members and supporting affordable housing and community investment within Arizona, California, Nevada, and beyond. I am thrilled to be joining the Bank at this pivotal time.”

Throughout her career, McCargo has been committed to advancing access to safe and affordable housing and to promoting evidence-based policies that foster a more equitable housing finance system for all. She has advocated for safe, fair, and sustainable housing and broadening opportunities that enable credit building, asset accumulation, and wealth creation, especially for the most historically underserved populations. McCargo has been instrumental in mortgage policy related to foreclosure prevention, loan restructuring, and distressed asset management, and has been a voice for ensuring the financial system underpinning America’s communities remains strong and resilient through all economic cycles.
“Alanna played a critical role for the nation in her tenure as my senior advisor for housing finance, and we are all better thanks to her leadership and vision as president of Ginnie Mae,” said former U.S. Department of Housing and Urban Development Secretary Marcia Fudge. “She centered the agency’s work on its core mission, strengthened alliances across the globe and within the housing industry, and built a strong foundation for the future. Alanna found a way to make the system work for all Americans. Her decades of housing experience and broad areas of expertise, together with the relationships she has built across the entire housing finance system, will be a tremendous asset in her new role as president and CEO of FHLBank San Francisco.”

McCargo will officially join the Bank on June 10, 2024. To ensure a smooth leadership transition, Teresa Bryce Bazemore, the Bank’s current president and CEO, has agreed to continue to lead the Bank until McCargo’s first day on the job. Then, Bazemore will stay on through the end of June as executive vice president and senior advisor. Bazemore has also agreed to serve as a consultant for the Bank for a term beginning July 1 through the end of August 2024.

“Teresa has been an exceptional leader. She built a strong management team that worked with her to successfully guide the Bank through an extraordinarily challenging time,” said Siciliano. “On behalf of the Bank’s members, the entire board of directors, and the Bank’s management and internal teams, I want to express our enormous gratitude for her substantial contributions to evolving the Bank into a more dynamic, solutions-based organization that is committed to innovation and delivering on our Congressionally mandated dual mission of providing critical liquidity to our members and resources for affordable housing, homeownership, and economic development.”

About Federal Home Loan Bank of San Francisco
The Federal Home Loan Bank of San Francisco is a private member-owned cooperative, providing critical on-demand liquidity to help local lenders in Arizona, California, and Nevada build strong communities, create economic opportunity, and change lives for the better. The tools and resources we provide to our member financial institutions—commercial banks, credit unions, industrial loan companies, savings institutions, insurance companies, and community development financial institutions (CDFIs)—propel homeownership, expand access to quality housing, drive economic vitality, and revitalize whole neighborhoods. Together with our members and other partners, we are making the communities we serve more vibrant, equitable, and resilient.

Contact:
Tom Flannigan
Tom.Flannigan@fhlbsf.com